Exhibit 23.2






                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference of our firm under the caption "Experts" and to the use of our reports dated June 19, 1996 except for Note 21 - Differences between United Kingdom and United States generally accepted accounting principles, as to which the date is July 25, 1996, with respect to the financial statements of South Western Electricity plc (Predecessor Company) in the Registration Statement (Form S-1) of Southern Investments UK plc for the registration of $235,000,000 of its Senior Notes Due 2006.


                                                  /s/Ernest & Young
                                                  ERNST & YOUNG
                                                 Chartered Accountants



Bristol, England
July 25, 1996